EXHIBIT 4.8



________________________________________________________________________________


                                  TRACOR, INC.

                                      AND

                             SUBSIDIARY GUARANTORS

                                      AND

                      U. S. TRUST COMPANY OF TEXAS, N.A.,

                                    TRUSTEE


                                _______________


                         FOURTH SUPPLEMENTAL INDENTURE

                           Dated as of March 14, 1997

                                  TO INDENTURE

                          Dated as of August 15, 1993


                                _______________

                                  $105,000,000


                   10 7/8% Senior Subordinated Notes due 2001

________________________________________________________________________________

                         FOURTH SUPPLEMENTAL INDENTURE



       This FOURTH SUPPLEMENTAL INDENTURE dated as of March 14, 1997 is among Tracor, Inc., a Delaware corporation (the "COMPANY"), the Original Subsidiary Guarantors (as defined below) and the New Subsidiary Guarantors (as defined below) and U.S. Trust Company of Texas, N.A., a national banking association, as Trustee (the "TRUSTEE"), and, relative to the modification of the Indenture (as defined below) contained in Article Two hereof, has been consented to by Holders (as defined in the Indenture) of at least a majority in aggregate principal amount of the outstanding Securities (as defined in the Indenture).


                                R E C I T A L S:

       1. The Company, the Original Subsidiary Guarantors and the Trustee have previously entered into that certain Indenture dated as of August 15, 1993, as amended by that certain First Supplemental Indenture dated as of November 17, 1994, that certain Second Supplemental Indenture dated as of February 22, 1996, and that certain Third Supplemental Indenture dated as of September 26, 1996 (as amended, the "INDENTURE"), pursuant to which up to $105,000,000 of the Company's 10 7/8% Senior Subordinated Notes due 2001 were issued. (The Subsidiary Guarantors (as defined in the Indenture) signatories to the Indenture are herein referred to as the "ORIGINAL SUBSIDIARY GUARANTORS").

       2. Effective as of the date hereof, the Company is entering into a refinancing of the New Bank Credit Facility (as defined in the Indenture) pursuant to which, inter alia, and in addition to the Original Subsidiary Guarantors, those certain wholly owned subsidiaries of the Company as designated on Schedule 1 attached hereto will be guaranteeing the obligations and indebtedness of the Company under the refinancing of the New Bank Credit Facility. (Such subsidiaries described on Schedule 1 attached hereto are herein referred to as the "NEW SUBSIDIARY GUARANTORS").

       3. Pursuant to Section 4.17 of the Indenture, each of the New Subsidiary Guarantors is required to execute and deliver a supplemental indenture to the Indenture, evidencing each such New Subsidiary Guarantor's guaranty of the obligations under the Indenture as specifically required thereby.

       4. The parties hereto desire to modify and amend the Indenture as herein set forth.

       NOW THEREFORE, in consideration of the matters hereinabove recited and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby modify and amend the Indenture and agree as follows:
                                  ARTICLE ONE

                                  DEFINITIONS

       Capitalized terms not otherwise defined herein shall have the meanings given in the Indenture as supplemented hereby.


                                  ARTICLE TWO

                           MODIFICATION OF INDENTURE

       Section 2.1 Deletion of Covenants. Effective as of the date hereof, each of the following sections of the Indenture (each, a "Deleted Covenant"), together with all references to any such section set forth in the Indenture, are hereby deleted in their entirety:

       Section 4.03  Limitation on Restricted Payments.

       Section 4.05  Payment of Taxes and Other Claims.

       Section 4.06  Maintenance of Properties and Insurance.

       Section 4.11  Limitation on Transactions with Affiliates.

       Section 4.12  Limitation on Indebtedness.

       Section 4.13  Limitation on Payment Restrictions Affecting Subsidiaries.

       Section 4.15  Limitation on Asset Sales.

       Section 4.17  Guarantees of Certain Indebtedness.

       Section 2.2 Covenant Concerning Compliance Certificates and Notices of Default. Effective as of the date hereof, subsection (b) of Section 4.07 of the Indenture, which reads as set forth below, is hereby deleted in its entirety.

       "(b) So long as not contrary to the then current recommendations of the American Institute of Certified Public Accountants, the Company shall deliver to the Trustee within 120 days after the end of each fiscal year a written statement by the Company's independent certified public accountants stating (A) that their audit examination has included a review of the terms of this Indenture and the Securities as they relate to accounting matters, and (B) whether, in connection with their audit examination, any Default has come to their attention and if such a





                                      -2-
              Default has come to their attention, specifying the nature and period of existence thereof."

       Section 2.3 Covenant Concerning SEC Reports. Effective as of the date hereof, the second sentence of the second paragraph of Section 4.09 of the Indenture, which reads as set forth below, is deleted in its entirety.

              "If the Company is not permitted by applicable law or regulation to file such reports with the SEC, the Company shall cause its financial statements, including any notes thereto (and, with respect to annual reports, an auditors' report by an accounting firm of established national reputation), and a "Management's Discussion and Analysis of Financial Condition and Results of Operations," comparable to that which would have been required to appear in annual or quarterly reports filed under Section 13 or 15(d) of the Exchange Act to be filed with the Trustee and provided to the Holders."

       Section 2.4 Provision Concerning When Company May Merge, Etc. Effective as of the date hereof, subsections (2) and (4) of Section 5.01 of the Indenture, which read as set forth below, are hereby deleted in their entirety.

       "(2) immediately after and giving effect to such transaction and the assumption contemplated by clause (1) above and the incurrence or anticipated incurrence of any Indebtedness to be incurred in connection therewith, (A) the Surviving person shall have a Net Worth equal to or greater than the net worth of the Company immediately preceding the transaction, (B) the Surviving person could incur at least $1 of Indebtedness pursuant to Section 4.13(a), and (C) if the Operating Coverage Ratio of the Company immediately preceding the transaction is within the range set forth under column X below, then the Surviving person shall have an Operating Coverage Ratio at least equal to the greater of (i) the actual Operating Coverage Ratio of the Company multiplied by the appropriate percentage set forth in column Y below and (ii) the ratio set forth in column Z below:



               X                     Y                   Z
               -                     -                   -

        2.5:1 to 2.999:1            100%               2.75:1
        3.0:1 to 3.499:1             90%               3.00:1
        3.5:1 or greater             80%               3.15:1"




       "(4) the Company has delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger, transfer





                                       -3-
              or adoption and such supplemental indenture comply with this
              Article V, that the Surviving person agrees to be bound hereby, and that all conditions precedent herein provided relating to such transaction have been satisfied."

       Section 2.5 Deletion of Definitions. Effective as of the date hereof, all definitions set forth in Article One of the Indenture which relate solely to the Deleted Covenants or to Section 5.01 of the Indenture are hereby deleted in their entirety from the Indenture, including without limitation the following definitions: "Consolidated EBITDA,"Consolidated Net Income,"
"Excess Net Proceeds,"Independent Financial Advisor,"Investment,"Net Cash Proceeds,"Net Proceeds Offer,"Net Proceeds Securities,"Net Worth,"
"Operating Coverage Ratio,"Permitted Investment,"Permitted Refinancing," "Proceeds Purchase Date,"Qualified Capital Stock,"Refinancing Indebtedness,"Restricted Payment,"Significant Stockholder" and "Weighted Average Life to Maturity."

                                 ARTICLE THREE

                           NEW SUBSIDIARY GUARANTORS

       Section 3.1 Guarantee of Securities. Each of the undersigned New Subsidiary Guarantors hereby unconditionally, jointly and severally, guarantees to each Holder of a Security authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, the Securities or the obligations of the Company under the Indenture or thereunder in the manner provided in
Section 11.01 of the Indenture and agrees to be bound by all the terms of Article Eleven of the Indenture.


                                  ARTICLE FOUR

                                 MISCELLANEOUS

       Section 4.1 Continuation. Except as amended by this Fourth Supplemental Indenture, the Indenture remains in full force and effect in accordance with its terms.

       Section 4.2 Governing Law. THIS FOURTH SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AS APPLIED TO CONTRACTS MADE AND PERFORMED WITHIN THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. Each of the parties hereto agrees to submit to the jurisdiction of the courts of the State of New York in any action or proceeding arising out of or relating to this Fourth Supplemental Indenture.

       Section 4.3 Successors. All agreements of the Company and each Subsidiary Guarantor (inclusive of the New Subsidiary Guarantors) in this Fourth Supplemental Indenture





                                      -4-
shall bind their respective successors. All agreements of the Trustee in this Fourth Supplemental Indenture shall bind its successors.

       Section 4.4 Duplicate Originals. All parties may sign any number of copies of this Fourth Supplemental Indenture. Each signed copy shall be an original, but all of them together shall represent the same agreement.

       Section 4.5 Severability. In case any one or more of the provisions in this Fourth Supplemental Indenture shall be held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions, shall not in any way be affected or impaired thereby, it being intended that all of the provisions hereof shall be enforceable to the full extent permitted by law.








                                      -5-
                                   SIGNATURES

       IN WITNESS WHEREOF, the parties hereto have caused this Fourth Supplemental Indenture to be duly executed, and their respective corporate seals to be hereunto affixed, all as of the date first written above.


                                      TRACOR, INC.



                                      By: /s/ Russell E. Painton
                                         ---------------------------------------
                                         Name: Russell E. Painton
                                              ----------------------------------
                                         Title: Vice President
                                               ---------------------------------


                                      TRUSTEE:
                                      -------

                                      U.S. TRUST COMPANY OF TEXAS, N.A.,
                                         as Trustee


                                      By: /s/John C. Stohlman
                                         ---------------------------------------
                                         Name: John C. Stohlman
                                              ----------------------------------
                                         Title: Vice President
                                               ---------------------------------






                                      -6-
                                      SUBSIDIARY GUARANTORS:
                                      ---------------------

                                      ORIGINAL SUBSIDIARY GUARANTORS:

                                      TRACOR AEROSPACE, INC.
                                      TRACOR APPLIED SCIENCES, INC.
                                      TRACOR FLIGHT SYSTEMS, INC.
                                      VITRO CORPORATION
                                      VITRO SERVICES CORPORATION
                                      QUALITY SYSTEMS, INC.
                                      VITRO TECHNICAL SERVICES, INC.
                                      VITRO SYSTEMS INTERNATIONAL
                                      CORPORATION
                                      GDE HOLDINGS, INC.
                                      GDE SYSTEMS, INC.
                                      GDE SYSTEMS IMAGING, INC.
                                      HEALTHCOM, INC.
                                      HELAVA ASSOCIATES, INC.
                                      TRACOR AEROSPACE ELECTRONIC SYSTEMS,
                                        INC., (formerly AEL Industries, Inc.)
                                      TRACOR INFORMATION SYSTEMS COMPANY
                                        (formerly Cordant Holdings Corporation)
                                      CORDANT, INC.
                                      CORDANT FEDERAL SERVICES CORPORATION


                                      By: /s/ Russell E. Painton
                                         ---------------------------------------

                                      NEW SUBSIDIARY GUARANTORS:

                                      AERIAL DATA REDUCTION ASSOCIATES, INC.
                                      GDESI, INC.


                                      By: /s/ Russell E. Painton
                                         ---------------------------------------

                                      TRACOR HOLDINGS, INC.
                                      WESTMARK SERVICES COMPANY, INC.
                                      TRACOR MARINE, INC.
                                      VITRO SCIENCES INTERNATIONAL, INC.


                                      By: /s/ Russell. E. Painton
                                         ---------------------------------------





                                      -7-
                                   SCHEDULE 1
                                       to
                         Fourth Supplemental Indenture


       The New Subsidiary Guarantors are as follows:

1.     Aerial Data Reduction Associates, Inc., a Pennsylvania corporation

2.     GDESI, Inc., a Delaware corporation

3.     Tracor Holdings, Inc., a Delaware corporation

4.     Westmark Services Company, Inc., a Delaware corporation

5.     Tracor Marine, Inc., a Florida corporation

6.     Vitro Sciences International, Inc., a Delaware corporation